Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Stephanie Bowman
Chief Financial Officer
TUESDAY MORNING CORPORATION
972-934-7251

Farah Soi
ICR, LLC
203-682-8200

TUESDAY MORNING CORPORATION

APPOINTS SHELDON STEIN TO BOARD OF DIRECTORS

DALLAS, TX — September 21, 2011 — Tuesday Morning Corporation (NASDAQ: TUES) announced today that its Board of Directors has appointed Sheldon Stein, 58, to serve as a director of the Company, effective September 20, 2011.

Mr. Stein is currently President and Chief Executive Officer of Glazer’s Distributors, one of the nation’s largest distributors of wine, spirits and malt products.  Previously, Mr. Stein was a Vice Chairman of Global Investment Banking and Head of Southwest Investment Banking for Bank of America, Merrill Lynch.  Prior to joining Merrill Lynch, Mr. Stein was with Bear Stearns for over twenty years as a Senior Managing Director and ran Bear Stearns’ Southwest Investment Banking Group.  Mr. Stein was also a partner with the Dallas law firm of Hughes & Luce, where he specialized in corporate finance, mergers, and acquisitions.  Mr. Stein currently serves on the Board of Directors of The Men’s Wearhouse.

“We are pleased to welcome Shelly to the Tuesday Morning Board of Directors”, said Bruce A. Quinnell, Chairman of the Board.  “We believe his extensive experience and knowledge will make him a valuable addition to the Board and an asset to the Company.”

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 861 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.